Exhibit 99.1

CONTACT:	Lindsey Crabbe	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FIRST QUARTER 2017 RESULTS

DALLAS – April 26, 2017 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Generated earnings of $22.7 million or $0.20 per diluted common share
•	Paid common dividend of $0.21 per common share
•	Book value increased by 1.2% or $0.13 per common share, ending the quarter at $10.98 per common share
•	The common dividend together with the increase in book value produced a 3.1% economic return (12.5% annualized)
•	Yields on residential mortgage investments increased 17 basis points to 1.67% while rates on related secured borrowings increased four basis points to 0.93%
•	Quarterly mortgage prepayment levels declined 10% over fourth quarter 2016 levels
•	Agency-guaranteed residential ARM portfolio and leverage ended the quarter largely unchanged at $13.41 billion and 9.04 times long-term investment capital, respectively
•	Operating costs averaged 0.93% of long-term investment capital on an annualized basis

Capstead reported net income of $22.7 million or $0.20 per diluted common share for the quarter ended March 31, 2017.  This compares to net income of $17.5 million or $0.14 per diluted common share for the quarter ended December 31, 2016.  The Company paid a first quarter 2017 dividend of $0.21 per common share on April 20, 2017.

First Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust, or REIT, for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of short-duration residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae.  This strategy differentiates the Company from its mortgage REIT peers because the ARM loans underlying its investment portfolio reset to more current interest rates within a relatively short period of time.  As a result, the Company is positioned to benefit from future recoveries in financing spreads that typically contract during periods of rising interest rates and to experience smaller fluctuations in portfolio values compared to portfolios containing a significant amount of longer-duration ARM or fixed-rate mortgage securities.  Duration is a common measure of market price sensitivity to interest rate movements.  A shorter duration generally indicates less interest rate risk.

For the quarter ended March 31, 2017, Capstead reported net interest margins of $24.9 million compared to $20.9 million for the quarter ended December 31, 2016.  The increase in net interest margins was largely a result of lower investment premium amortization, due to lower mortgage prepayment rates.

Yields on Capstead’s $13.41 billion residential mortgage investments portfolio averaged 17 basis points higher at 1.67% during the first quarter of 2017, compared to 1.50% reported for the fourth quarter of 2016.  Cash yields (yields on the portfolio before investment premium amortization) increased five basis points to average 2.60% during the first quarter, benefiting from mortgage loans underlying the portfolio resetting to higher rates based on higher prevailing six- and 12-month interest rate indices.  Yield adjustments for investment premium amortization decreased 12 basis points to average a negative 0.93% for the first quarter as a result of lower mortgage prepayment levels.  Mortgage prepayment rates for the first quarter averaged an annualized constant prepayment rate, or CPR, of 22.93% compared to 25.59% CPR reported for the fourth quarter.  The following table illustrates the progression of the Company’s portfolio of residential mortgage investments for the quarter ended March 31, 2017 (dollars in thousands):

Residential mortgage investments, beginning of quarter	$13,316,282
Portfolio acquisitions (principal amount)	1,002,939
Investment premiums on acquisitions*	33,621
Portfolio runoff (principal amount)	(912,829)
Investment premium amortization	(30,385)
Increase in net unrealized gains on securities classified as available-for-sale	3,996
Residential mortgage investments, end of quarter	$13,413,624
Increase in residential mortgage investments during the quarter	$97,342

*

Residential mortgage investments typically are acquired at a premium to the securities’ unpaid principal balances.  Investment premiums are recognized in earnings as portfolio yield adjustments using the interest method over the estimated lives of the related investments.  As such, the level of mortgage prepayments impacts how quickly investment premiums are amortized.

Rates on Capstead’s $12.29 billion in secured borrowings, after adjusting for hedging activities, averaged four basis points higher at 0.93% during the first quarter of 2017, compared to 0.89% for the fourth quarter of 2016.  The increase is largely attributable to market conditions, most notably the Federal Reserve actions to raise the Federal Funds Rate by 25 basis points in mid-December 2016 and again in mid-March 2017.  A ten basis point increase in average unhedged secured borrowing rates was partially offset by relatively stable hedging costs, with average hedged borrowing rates increasing one basis point during the quarter.  The Company uses two- and three-year term interest rate swap agreements, supplemented with longer-maturity secured borrowings when available at attractive rates and terms, to help mitigate exposure to rising short-term interest rates.  Excluding $200 million notional amount of swap agreements that expired April 3, 2017, at quarter-end the Company held $8.30 billion notional amount of portfolio financing-related swap agreements with contract expirations occurring at various dates through the first quarter of 2020 and a weighted average expiration of 14 months.

Operating costs expressed as an annualized percentage of long-term investment capital averaged 0.93% during the first quarter of 2017 (calculated excluding a $938,000 first quarter reduction in annual incentive compensation accruals associated with finalizing the 2016 program results).  Capstead is a leader in terms of operating cost efficiency among its mortgage REIT peers.

Long-Term Investment Capital, Portfolio Leverage and Book Value per Common Share

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and $98 million of long-term unsecured borrowings, increased by $13 million during the first quarter of 2017 to $1.36 billion as a result of swap value improvements and increases in portfolio pricing.  Portfolio leverage (secured borrowings divided by long-term investment capital) increased to 9.04 to one at March 31, 2017 from 9.02 to one at December 31, 2016 primarily as a result of an increase in secured borrowings, partially offset by the increase in long-term investment capital.  The following table illustrates the progression of the Company’s book value per common share (total stockholders’ equity, less preferred share liquidation preferences, divided by shares of common stock outstanding) as well as changes in book value expressed as percentages of beginning book value for the quarter ended March 31, 2017:

Book value per common share, beginning of quarter	$10.85
Change in net unrealized gains on mortgage securities classified as available-for-sale	0.04
Change in net unrealized gains on interest rate swap agreements designated as cash flow hedges of:
Secured borrowings	0.09
Unsecured borrowings	0.01
	0.14	1.3%
Dividend distributions in excess of earnings	(0.01)	(0.1)%
Book value per common share, end of quarter	$10.98
Increase in book value per common share during the quarter	$0.13	1.2%

Nearly all of Capstead’s residential mortgage investments and all interest rate swap agreements are reflected at fair value on the Company’s balance sheet and related unrealized gains and losses are included in the calculation of book value per common share.  The Company’s borrowings, however, are not reflected at fair value on the balance sheet.  Fair value is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors.

The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels, generally within five years.  Because of these characteristics, the fair value of the Company’s portfolio is expected to be less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to leveraged portfolios containing a significant amount of non-agency-guaranteed securities or agency-guaranteed securities backed by longer-duration ARM or fixed-rate loans.

Management Remarks

Commenting on current operating and market conditions, Phillip A. Reinsch, President and Chief Executive Officer, said, “Earnings for the first quarter of 2017 improved considerably over fourth quarter results despite higher prevailing short-term interest rates.  From an economic return perspective, improved pricing on our portfolio and on our swap positions contributed $0.14 per share, or 1.3%, to our common book value, which together with our earnings produced an annualized 12.5% economic return during another volatile quarter in the interest rate markets.

“Most of the improvement in earnings over fourth quarter results is attributable to a 10% decline in mortgage prepayment levels, which contributed 12 basis points to our portfolio yields and financing spreads because of lower yield adjustments related to investment premium amortization.  Earnings also benefited from the reversal of a portion of our 2016 annual incentive compensation accruals after related performance metrics were finalized late in the first quarter.

“Importantly, earnings and financing spreads have continued benefiting from higher coupon interest rates on mortgage loans underlying our ARM securities portfolio.  This key feature of our short duration ARM strategy contributed to a five basis point increase in cash yields during the first quarter that more than offset a modest four basis point increase in secured borrowing rates.  Rates on approximately two-thirds of our secured borrowings are effectively fixed for the terms of related interest rate swap agreements under our current hedging program.  In addition to helping to protect book value, this prudent use of derivatives is helping to contain the impact on our borrowing costs of two 25 basis point Federal Funds Rate increases in the last four months.  We are also continuing to benefit from higher variable-rate swap receipts relative to our unhedged borrowing costs caused by a convergence in short-term LIBOR and rates available in the market for repo financings.

“We believe that given our current opportunity for continued increases in cash yields and our prudent hedging posture, our short duration agency-guaranteed residential ARM portfolio is well positioned to generate attractive risk-adjusted returns.  Key to our near-term success will be mortgage prepayment levels and the pace of future increases in short-term interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, April 27, 2017 at 9:00 a.m. ET.  The conference call may be accessed by dialing toll free (877) 505-6547 in the U.S., (855) 669-9657 for Canada, or (412) 902-6660 for international callers.  A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com and an audio archive of the webcast will be available for approximately 60 days.  The audio replay will be available one hour after the end of the conference call through July 27, 2017.  The replay can be accessed by dialing toll free (877) 344-7529 in the U.S., (855) 669-9658 for Canada, or (412) 317-0088 for international callers and entering conference number 10104901.

Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.  Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;
•	fluctuations in interest rates and levels of mortgage prepayments;
•	the effectiveness of risk management strategies;
•	the impact of differing levels of leverage employed;
•	liquidity of secondary markets and credit markets;
•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;
•	the availability of new investment capital;
•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;
•

changes in market conditions as a result of federal corporate and individual income tax reform, federal government fiscal challenges and Federal Reserve monetary policy, including policy regarding its holdings of Agency and U.S. Treasury Securities;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;
•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac, Ginnie Mae and similar federal government agencies and related guarantees;
•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940;
•	other changes in legislation or regulation affecting the mortgage and banking industries; and
•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein.  It is not possible to identify all of the risks, uncertainties and other factors that may affect future results.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.  Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios, pledged and per share amounts)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Residential mortgage investments ($12.92 and $12.81 billion pledged at March 31, 2017 and December 31, 2016, respectively)	$13,413,624	$13,316,282
Cash collateral receivable from interest rate swap counterparties	44,925	29,660
Interest rate swap agreements at fair value*	–	24,709
Cash and cash equivalents	124,638	56,732
Receivables and other assets	127,526	149,493
	$13,710,713	$13,576,876
Liabilities
Secured borrowings	$12,287,727	$12,145,346
Interest rate swap agreements at fair value*	22,909	24,417
Unsecured borrowings	98,115	98,090
Common stock dividend payable	20,518	22,634
Accounts payable and accrued expenses	20,739	38,702
	12,450,008	12,329,189
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 8,246 and 8,234 shares issued and outstanding ($206,152 and $205,849 aggregate liquidation preferences) at March 31, 2017 and December 31, 2016, respectively	199,355	199,059
Common stock - $0.01 par value; 250,000 shares authorized: 96,063 and 95,989 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	961	960
Paid-in capital	1,287,314	1,288,346
Accumulated deficit	(346,464)	(346,464)
Accumulated other comprehensive income	119,539	105,786
	1,260,705	1,247,687
	$13,710,713	$13,576,876

Long-term investment capital (consists of stockholders’ equity and unsecured borrowings) (unaudited)	$1,358,820	$1,345,777
Portfolio leverage (secured borrowings divided by long-term investment capital) (unaudited)	9.04:1	9.02:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for preferred stock) (unaudited)	$10.98	$10.85

*

Beginning in 2017, exchange-traded swap agreements are deemed to be settled daily in accordance with recent legal interpretations. As a result, the balance sheet reports the fair value of swap agreements held as cash flow hedges of Secured borrowings, including related accrued interest, net of variation margin amounts received or paid through the exchange, resulting in a fair value that approximates zero on a daily basis.  Non-exchange traded swap agreements held as cash flow hedges of Unsecured borrowings were not affected by these legal interpretations and continue to be reported at fair value excluding accrued interest and variation margin.  At March 31, 2017, Cash collateral receivable from interest rate swap counterparties includes initial margin for all swap agreements and variation margin for non-exchange traded swap agreements.  Accrued interest for non-traded swap agreements is included in Accounts payable and accrued expenses.  This change in presentation has had no further impact on the Company’s accounting for derivatives.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended March 31
	2017	2016
Interest income:
Residential mortgage investments	$54,841	$59,500
Other	153	192
	54,994	59,692
Interest expense:
Secured borrowings	(28,240)	(26,582)
Unsecured borrowings	(1,891)	(1,977)
	(30,131)	(28,559)
	24,863	31,133
Other revenue (expense):
Compensation-related expense	(1,115)	(3,224)
Other general and administrative expense	(1,062)	(1,169)
Miscellaneous other revenue	15	613
	(2,162)	(3,780)
Net income	$22,701	$27,353
Net income available to common stockholders:
Net income	$22,701	$27,353
Less preferred stock dividends	(3,864)	(3,826)
	$18,837	$23,527

Net income per common share:
Basic and diluted	$0.20	$0.25

Weighted average common shares outstanding:
Basic	95,755	95,614
Diluted	95,875	95,745

Cash dividends declared per share:
Common	$0.21	$0.26
Series E preferred	0.47	0.47

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY STATEMENTS OF INCOME AND SELECT OPERATING STATISTICS

(unaudited, in thousands, except per share amounts, percentages annualized)

	2017	2016				2015
	Q1	Q4	Q3	Q2	Q1	Q4
Quarterly Statements of Income:
Interest income:
Residential mortgage investments	$54,841	$50,040	$49,845	$53,309	$59,500	$57,518
Other	153	143	174	128	192	60
	54,994	50,183	50,019	53,437	59,692	57,578
Interest expense:
Secured borrowings	(28,240)	(27,421)	(26,636)	(27,014)	(26,582)	(23,937)
Unsecured borrowings	(1,891)	(1,910)	(1,970)	(1,976)	(1,977)	(2,087)
	(30,131)	(29,331)	(28,606)	(28,990)	(28,559)	(26,024)
	24,863	20,852	21,413	24,447	31,133	31,554
Other revenue (expense):
Compensation-related expense	(1,115)	(2,444)	(4,039)	(2,042)	(3,224)	(2,627)
Other general and administrative expense	(1,062)	(1,117)	(1,239)	(1,157)	(1,169)	(1,170)
Miscellaneous other revenue	15	159	305	382	613	600
	(2,162)	(3,402)	(4,973)	(2,817)	(3,780)	(3,197)
Net income	$22,701	$17,450	$16,440	$21,630	$27,353	$28,357
Net income per diluted common share	$0.20	$0.14	$0.13	$0.19	$0.25	$0.26
Average diluted common shares outstanding	95,875	95,877	95,866	95,786	95,745	95,718

Select Operating Statistics:
Average portfolio outstanding (cost basis)	$13,102,455	$13,320,407	$13,629,220	$13,837,817	$13,848,718	$14,115,691
Average long-term investment capital (“LTIC”)	1,361,102	1,369,928	1,380,006	1,388,476	1,398,088	1,431,338
Investment premium amortization	30,385	34,945	36,076	33,052	26,011	28,732
Constant prepayment rate (“CPR”)	22.93%	25.59%	25.80%	23.19%	18.23%	19.62%
Total financing spreads	0.68	0.55	0.56	0.64	0.82	0.83
Financing spreads on residential mortgage investments, a non-GAAP financial measure	0.74	0.61	0.62	0.70	0.90	0.90
Operating costs as a percentage of LTIC*	0.93	0.97	0.83	0.93	1.07	1.05
Return on common equity capital	7.18	5.04	4.62	6.55	8.58	8.57

*

Excludes the effects of first quarter 2017 and 2016 adjustments to annual incentive compensation accruals of $938,000 and $(655,000), respectively, and third and fourth quarter 2016 separation of service charges totaling $(3.0 million).

CAPSTEAD MORTGAGE CORPORATION

QUARTERLY FINANCING SPREAD ANALYSIS

(annualized)

	2017	2016				2015
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2
Total financing spreads: (a)
Yields on all interest-earning assets	1.67%	1.49%	1.45%	1.53%	1.69%	1.62%	1.40%	1.42%
Borrowing rates on all interest-paying liabilities	0.99	0.94	0.89	0.89	0.87	0.79	0.74	0.68
Total financing spreads	0.68	0.55	0.56	0.64	0.82	0.83	0.66	0.74
Financing spreads on residential mortgage investments, a non-GAAP financial measure:
Cash yields on residential mortgage investments (b)	2.60	2.55	2.52	2.50	2.47	2.44	2.42	2.41
Investment premium amortization (b)	(0.93)	(1.05)	(1.06)	(0.96)	(0.75)	(0.81)	(0.99)	(0.95)
Yields on residential mortgage investments	1.67	1.50	1.46	1.54	1.72	1.63	1.43	1.46
Unhedged secured borrowing rates (c)	0.89	0.79	0.69	0.67	0.65	0.48	0.45	0.41
Hedged secured borrowing rates (c)	0.96	0.95	0.93	0.96	0.93	0.87	0.84	0.77
Secured borrowing rates	0.93	0.89	0.84	0.84	0.82	0.73	0.69	0.62
Financing spreads on residential mortgage investments	0.74	0.61	0.62	0.70	0.90	0.90	0.74	0.84
CPR	22.93	25.59	25.80	23.19	18.23	19.62	23.21	21.98

(a)

All interest-earning assets include residential mortgage investments, overnight investments and cash collateral receivable from interest rate swap counterparties.  All interest-paying liabilities include unsecured borrowings and cash collateral payable to interest rate swap counterparties.

(b)

Cash yields are based on the cash component of interest income.  Investment premium amortization is determined using the interest method which incorporates actual and anticipated future mortgage prepayments.  Both are expressed as a percentage calculated on average amortized cost basis for the indicated periods.

(c)

Unhedged borrowing rates represent average rates on secured borrowings, before consideration of related currently-paying interest rate swap agreements.  Hedged borrowing rates represent the average fixed-rate payments made on currently-paying interest rate swap agreements held for portfolio hedging purposes adjusted for differences between LIBOR-based variable-rate payments received on these swaps and unhedged borrowing rates, as well as the effects of any hedge ineffectiveness.  Average fixed-rate swap payments were 0.89% for the first quarter of 2017, while the variable-rate payment adjustments equated to 0.07% on average currently-paying swap notional amounts outstanding for the same period.  During 2016, fixed-rate swap payments averaged 0.74% while variable-rate payment adjustments averaged 0.20% on average notional amounts outstanding.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differ from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities.  Management believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio.  The following reconciles these two measures:

	2017	2016				2015
	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2
Total financing spreads	0.68%	0.55%	0.56%	0.64%	0.82%	0.83%	0.66%	0.74%
Impact of yields on other interest-earning assets*	–	0.01	0.01	0.01	0.03	0.01	0.03	0.04
Impact of borrowing rates on other interest-paying liabilities*	0.06	0.05	0.05	0.05	0.05	0.06	0.05	0.06
Financing spreads on residential mortgage investments, a non-GAAP financial measure	0.74	0.61	0.62	0.70	0.90	0.90	0.74	0.84

*

Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of unsecured borrowings (at average borrowing rates of 7.71% for the first quarter 2017) and, at times, cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(dollars in thousands, unaudited)

	March 31, 2017					December 31, 2016
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$5,282,406	$164,707	$5,447,113	$5,563,198	$116,085	$130,427
Longer-to-reset ARMs	5,008,606	158,974	5,167,580	5,162,097	(5,483)	(19,620)
Fixed-rate	3	–	3	3	–	–
Ginnie Mae securities:
Current-reset ARMs	1,598,098	53,062	1,651,160	1,655,272	4,112	5,130
Longer-to-reset ARMs	1,002,146	31,593	1,033,739	1,028,656	(5,083)	(10,302)
	$12,891,259	$408,336	$13,299,595	$13,409,226	$109,631	$105,635
Interest rate swap agreements: (b)
Secured borrowings-related			$8,500,000	$32,776	$32,818	$24,346
Unsecured borrowings-related			100,000	(22,909)	(22,909)	(24,195)
(a)

Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity.  Gains or losses are generally recognized in earnings only if sold.  Residential mortgage securities classified as held-to-maturity with a cost basis of $2 million and unsecuritized investments in residential mortgage loans with a cost basis of $2 million are not subject to fair value accounting and therefore have been excluded from this analysis. Capstead segregates its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates.

(b)

To help mitigate exposure to higher interest rates, Capstead uses one-month LIBOR-indexed, pay-fixed, receive-variable interest rate swap agreements supplemented with longer-maturity secured borrowings when available at attractive rates and terms.  The Company has also entered into $100 million notional amount of swap agreements with terms coinciding with the 20-year variable-rate terms of the Company’s unsecured borrowings.  Swap positions are designated as cash flow hedges for accounting purposes and carried on the balance sheet at fair value with related unrealized gains or losses reflected as a component of Accumulated other comprehensive income in Stockholders’ equity.  Related hedge ineffectiveness is recognized in Interest expense.  Above amounts exclude variation margin and accrued interest.

The following reflects Capstead’s portfolio financing-related swap positions, sorted by quarter of swap contract expiration.  Average fixed rates reflect related swap fixed-rate payment requirements and exclude adjustments for hedge ineffectiveness and differences between LIBOR-based variable payments received on these swaps.

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Second quarter 2017	$900,000	0.74%
Third quarter 2017	400,000	0.74
Fourth quarter 2017	1,500,000	0.79
First quarter 2018	1,700,000	0.76
Second quarter 2018	600,000	0.79
Third quarter 2018	400,000	0.88
Fourth quarter 2018	800,000	1.15
First quarter 2019	950,000	1.58
Second quarter 2019	650,000	1.03
Third quarter 2019	100,000	0.68
Fourth quarter 2019	300,000	1.55
First quarter 2020	200,000	1.75
	$8,500,000

After consideration of portfolio financing-related swap positions, Capstead’s residential mortgage investments and related secured borrowings had durations as of March 31, 2017 of approximately 11½ and 9½ months, respectively, for a net duration gap of approximately 2 months.  Duration is a measure of market price sensitivity to changes in interest rates.  A shorter duration generally indicates less interest rate risk.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of March 31, 2017)

(dollars in thousands, unaudited)

ARM Type	Amortized Cost Basis (a)	Net WAC (b)	Fully Indexed WAC (b)	Average Net Margins (b)	Average Periodic Caps (b)	Average Lifetime Caps (b)	Months To Roll (c)
Current-reset ARMs:
Fannie Mae Agency Securities	$3,932,906	2.89%	3.25%	1.70%	2.89%	9.61%	5.6
Freddie Mac Agency Securities	1,514,207	2.96	3.44	1.81	2.44	9.56	6.5
Ginnie Mae Agency Securities	1,651,160	2.26	2.55	1.51	1.07	8.29	6.2
Residential mortgage loans	1,719	3.81	3.24	2.07	1.65	11.03	5.0
(53% of total)	7,099,992	2.76	3.13	1.68	2.37	9.29	5.9
Longer-to-reset ARMs:
Fannie Mae Agency Securities	3,073,374	2.69	3.43	1.63	3.42	7.69	42.6
Freddie Mac Agency Securities	2,094,206	2.71	3.45	1.65	2.86	7.78	41.1
Ginnie Mae Agency Securities	1,033,739	2.94	2.54	1.51	1.04	7.97	38.2
(47% of total)	6,201,319	2.74	3.29	1.62	2.83	7.77	41.3
	$13,301,311	2.75	3.21	1.65	2.59	8.58	22.4
Gross WAC (rate paid by borrowers)(d)		3.35

(a)

Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses.  At March 31, 2017, the ratio of amortized cost basis to unpaid principal balance for the Company’s ARM holdings was 103.17.  This table excludes $3 million in fixed-rate agency-guaranteed mortgage pass-through securities, residential mortgage loans and private residential mortgage pass-through securities held as collateral for structured financings.

(b)

Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.  As such, it is similar to the cash yield on the portfolio which is calculated using amortized cost basis.  Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date.  Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime caps on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.  ARM securities with initial fixed-rate periods of five years or longer typically have either 200 or 500 basis point initial caps with 200 basis point periodic caps.  Additionally, certain ARM securities held by the Company are subject only to lifetime caps or are not subject to a cap.  For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps.  At quarter-end, 79% of current-reset ARMs were subject to periodic caps averaging 1.74%; 13% were subject to initial caps averaging 3.44%; 7% were subject to lifetime caps averaging 7.34%; and 1% were not subject to a cap.  All longer-to-reset ARM securities at March 31, 2017 were subject to initial caps.

(c)

Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities).  After consideration of any applicable initial fixed-rate periods, at March 31, 2017 approximately 90%, 6% and 4% of the Company’s ARM securities were backed by mortgage loans that reset annually, semi-annually and monthly, respectively.  Approximately 87% of the Company’s current-reset ARM securities have reached an initial coupon reset date, while none of its longer-to-reset ARM securities have reached an initial coupon reset date.

(d)

Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.